                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report: February 11, 1998




                                  ZILOG, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)





     Delaware                       0-18738                     13-3092996
--------------------          --------------------         --------------------
(State or other             (Commission File Number)         (I.R.S. Employer
jurisdiction of                                             Identification No.)
incorporation)


         210 East Hacienda Avenue, Campbell, CA              95008-6600
        ----------------------------------------            ------------
        (Address of principal executive offices)             (Zip Code)

                                 (408) 370-8000
                        (Registrant's telephone number,
                              including area code)

Item 5.  Other Events.

     The following contains certain financial and other information with respect to the Registrant.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Current Report on Form 8-K includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included herein that address activities, events or developments that Zilog expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Zilog's and its subsidiaries' business and operations, product introduction schedules, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by Zilog in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to Zilog's expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially, including the significant considerations and risks discussed herein; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Zilog and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Zilog and its subsidiaries. Consequently, all of the forward-looking statements made in this Current Report on Form 8-K are qualified by these cautionary statements and there can be no assurance that the results or developments anticipated by Zilog will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Zilog and its subsidiaries or their business or operations. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof.

                                  RISK FACTORS

     This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere herein. See "Disclosure Regarding Forward-Looking Statements".

RECENT AND ANTICIPATED OPERATING RESULTS

     Zilog's operating results are affected by a wide variety of factors which could have a material adverse effect on it including, but not limited to, Zilog's ability to introduce new products and technologies on a timely basis, changes in product mix or fluctuations in manufacturing yields which affect Zilog's gross margins, market acceptance of Zilog's and its customers' products, the level of orders that are received and can be shipped in a quarter, customer order patterns and seasonality, cyclicality in the semiconductor industry, increases in freight costs, gain or loss of a significant customer and whether Zilog's customers buy from a distributor or directly from Zilog. Certain of the Company's products have sustained decreases in average selling prices and the Company has sustained product mix shifts that have caused average selling prices of Zilog's products in the aggregate to decrease by 24% in 1997 and this trend may continue. Significant reductions in selling prices may have a material adverse effect on the Company. Zilog will likely experience substantial period-to-period fluctuations in future operating results due to general industry conditions including cyclical periods of diminished product demand, accelerated erosion of average selling prices and production over-capacity or events occurring in the United States economy or the economies of the worldwide markets Zilog serves. A significant decline in demand for Zilog's products could have a material adverse effect on the Company, and there can be no assurance that any new products will receive or maintain substantial market acceptance.

     Zilog's revenue and EBITDA have declined from $298.4 million and $92.0 million, respectively, for 1996 to $261.1 million and $75.7 million, respectively, for 1997. Although the Company believes that it has developed a business strategy that will improve its operating performance, it is anticipated that revenue and EBITDA will decline significantly in 1998 while this business strategy is being implemented. Many of the factors which affect the Company's operating performance are outside the Company's control and there can be no assurance that the Company's business strategy will be successful or that results of operations will not continue to decline. Implementation of the Company's business plan requires significant expenditures and there can be no assurance that the Company will be in a position to implement it fully or that such expenditures will be offset by any increase in revenue. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources". Continued significant declines in operating performance could have a material adverse effect on the Company and its ability to meet its debt service and other obligations.

THE SEMICONDUCTOR INDUSTRY

     The semiconductor industry has been characterized by cyclicality. The industry has experienced significant economic downturns at various times in the last three decades, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. During 1995, the semiconductor industry in general, including Zilog, experienced a period of increased demand. During 1996, the industry experienced a slowdown from the growth levels of 1995. Zilog experienced this slowdown during the last two quarters of 1996. Additionally, during 1997, Zilog's revenue and profit have been lower than their respective levels in 1996 and there can be no assurance that revenue and profit will return to historic levels. Zilog will likely experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy. The fluctuations are difficult to foresee and there can be no assurance that future fluctuations will not be more severe or prolonged or otherwise would not have a material adverse effect on the Company.

     Certain of Zilog's products are incorporated into printers, mouse-type pointing devices, keyboards and modems. As a result, a slowdown in the demand for personal computers and related peripherals could adversely affect Zilog's operating results. A significant portion of Zilog sales are to the consumer electronics markets for use in products such as television sets, infrared remote controls and telephone answering machines. The consumer electronics markets are volatile and rapid changes in customer preferences for electronics products could have a material adverse effect on Zilog.

DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGIES

     Zilog's operating results will depend to a significant extent on its ability to continue to introduce new products. The success of new product introductions is dependent on several factors, including proper new product selection, timely completion and introduction of new product designs, complexity of the new products to be designed and manufactured, development of support tools and collateral literature that make complex new products easy for engineers to understand and use and market acceptance of customers' end products. There can be no assurance that any new products will receive or maintain substantial market acceptance. The Company's new business strategy includes increased focus on design wins. However, there is a substantial delay between a design win and sales of new products. Any such sales are subject to the success or failure of the customer's product. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. A fundamental shift in technology in the Company's product markets could have a material adverse effect on the Company.

NEW MANAGEMENT AND KEY PERSONNEL

     Upon completion of the Recapitalization, Curtis J. Crawford will become President and CEO of Zilog, replacing Dr. Edgar Sack, the current CEO. Although Mr. Crawford has significant experience in the industry in which Zilog competes, there can be no assurance that this management transition and the implementation of a new management strategy will not adversely affect operating results. In addition, the Company depends upon its ability to hire and retain qualified technical, sales and management personnel. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

CUSTOMER CONCENTRATION

     In 1997, the Company's 10 largest customers accounted for approximately 44% of the Company's total revenue, although no single customer accounted for more than 8% of the Company's total revenue. Particular customers may change from period to period but the Company expects that sales to a limited number of customers will continue to account for a significant percentage of its revenue in any particular period for the foreseeable future. The Company has no long-term contracts with its customers and there can be no assurance that its current customers will place additional orders, or that the Company will obtain orders of similar magnitude from other customers. The loss of one or more major customers or any reduction, delay or cancellation of orders by any such customer or the failure of the Company to market successfully to new customers, could have a material adverse effect on the Company. During 1997, purchases by a major customer, which had accounted for approximately 13% of the Company's total revenue in 1996, declined to approximately 6% of the Company's total revenue in 1997. This decline was primarily attributable to a technology shift at the customer resulting in a product that did not require a controller. There can be no assurance that sales to one or more significant customers will not decline in the future or that any such decline will not have a material adverse effect on the Company.

PRODUCTION YIELDS AND MANUFACTURING RISKS; NEW WAFER FABRICATION FACILITY

     The manufacture of semiconductor products is highly complex and production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. In addition, as is common in the semiconductor industry, Zilog has from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes and, consequently, has suffered delays in product deliveries or reduced yields. Zilog believes that an important competitive factor will be its ability to continue to successfully increase production capacity to meet customer demand and shorten delivery time. No assurance can be given that Zilog or its outside wafer foundries will not experience production yield problems in the future which could have a material adverse effect on the Company. While the Company believes its manufacturing capacity to be sufficient, the failure to increase production capacity through the successful and efficient expansion of production at its new facility in Nampa or to obtain wafers from outside suppliers as needed during periods of increased demand could have a material adverse effect on the Company.

     Zilog's future success is dependent upon its ability to develop and implement new design and process technologies. Semiconductor design and process methodologies are subject to rapid technological change, requiring large expenditures for research and development. Most new products are extremely complex in design and many use Zilog's 0.65 micron CMOS process. Zilog has developed a 0.35 micron CMOS process, and the first test wafers in this process were produced in January 1998. A failure to make a successful transition to the
0.35 micron CMOS process could have a material adverse effect on the Company. Manufacture of large complex die involves a significant technological risk. The failure to complete new product designs in time to meet market requirements and achieve volume production of new products at acceptable yields using the new manufacturing processes would have a material adverse effect on the Company. See "Business -- Research and Development".

     Zilog also uses outside contract assemblers for packaging a portion of its production. Shortages in contract assembly capacity could adversely impact Zilog's financial results. Should Zilog be unable to obtain additional assembly capacity, Zilog's ability to achieve continued revenue growth may be restricted. Shortage of product could also result in the loss of customers. See
"Business -- Manufacturing".

COMPETITION

     The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Zilog with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the semiconductor market. The ability of Zilog to compete successfully in its markets depends on factors both within and outside of its control including, but not limited to, success in designing and manufacturing new products that implement new technologies, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate Zilog's microprocessors, microcontrollers and digital signal processors into their products, success of competitors' products and general economic conditions. See
"Business -- Competition".

EXPORT SALES; INTERNATIONAL OPERATIONS

     Approximately 59% of Zilog's sales in 1997 were to foreign customers and Zilog expects that export sales will continue to represent a significant portion of sales, although there can be no assurance that export sales, as a percentage of net sales, will remain at current levels. Beginning in the fourth quarter of 1997, certain countries in Asia, which accounted for approximately 42% of Zilog's 1997 revenue, experienced general market instability characterized by a substantial decrease in demand that resulted in significant capital constraints throughout the region. In many cases, these constraints were exacerbated by the continuing need of businesses in the region to service indebtedness denominated in dollars or other foreign currencies. As a result, many businesses in the region have explored ways to preserve capital, including reducing capital investment, reducing working capital, outsourcing manufacturing functions, selling assets and discontinuing lines of business. In addition, substantial devaluations of local currencies have significantly improved the competitive position of certain competitors of the Company that operate in the affected regions. Although the Company believes that this instability did not have a material effect on the Company's revenue in 1997, there can be no assurance that, as the instability continues, the Company's customers in these regions will not significantly delay purchases of the Company's products, significantly reduce the production of products which utilize the Company's ASSPs or purchase ASSPs from the Company's competitors that operate in the affected regions. Consequently, there can be no assurance that this instability will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Asian Revenues".

     Zilog purchases a substantial portion of its raw materials and equipment from foreign suppliers. While Zilog's export sales are primarily United States dollar denominated transactions, Zilog is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the sales price in local currencies of Zilog's products in foreign markets or increase the cost of wafers purchased by Zilog, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes and the burdens of complying with a variety of foreign laws. In addition, Zilog is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers' ordering patterns and inventory levels. Although Zilog has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical, economic and other factors, there can be no assurance that such factors will not adversely impact Zilog in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries may not protect Zilog's intellectual property rights to the same extent as do the laws of the United States.

     Zilog operates two primary assembly and test facilities in the Philippines through two wholly owned subsidiaries. Zilog has a significant capital investment at these facilities. Zilog's reliance on personnel and assets and its maintenance of inventories at these facilities entails certain political and economic risks, including political instability and expropriation, currency controls and exchange fluctuations, as well as changes in tax laws, tariff and freight rates. Political stability in the Philippines appears to have increased markedly during the past three years, but no assurances of continued stability can be given. Zilog has not experienced any significant interruptions in its business operations in the Philippines to date. Nonetheless, any loss or disruption of production in the Philippines could have a material adverse effect on the Company, particularly if operations or air transportation from the Philippines were disrupted for a substantial period of time.

INTELLECTUAL PROPERTY RIGHTS

     Zilog's ability to compete will be affected by its ability to protect its proprietary information. Zilog relies primarily on its trade secrets and technological know-how in the conduct of its business. There can be no assurance that the steps taken by Zilog to protect its intellectual property will be adequate to prevent misappropriation of its technology or that Zilog's competitors will not independently develop technologies that are substantially equivalent or superior to Zilog's technology. The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. There can be no assurance that third parties will not assert additional claims or initiate litigation against Zilog, its foundries or its customers with respect to existing or future products. In addition, Zilog may initiate claims or litigation against third parties for infringement of Zilog's proprietary rights or to determine the scope and validity of the proprietary rights of Zilog or others. Litigation by or against Zilog could result in significant expense to Zilog and divert the efforts of Zilog's technical and management personnel, whether or not litigation is determined in favor of Zilog. In the event of an adverse result in any such litigation, Zilog could be required to pay substantial damages, cease the manufacture, use, sale, offer for sale and importation of infringing products, expend significant resources to develop or obtain non-infringing technology, discontinue the use of certain processes, or obtain licenses to the technology which is the subject of the litigation. There can be no assurance that Zilog would be successful in such development or acquisition or that any such licenses, if available, would be available on commercially reasonable terms, and any such development or acquisition could require expenditures by Zilog of substantial time and other resources. Any such litigation or adverse result therefrom could have an adverse effect on Zilog.

     Zilog has been notified by three parties that it may be infringing certain patent ownership and other intellectual property rights. In the event Zilog determines that such notices may involve meritorious claims, Zilog may seek a license. Based on industry practice, Zilog believes that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on Zilog. See
"Business -- Patents and Licenses".

ENVIRONMENTAL REGULATION

     Zilog is subject to a variety of government regulations related to the discharge or disposal of hazardous materials used in its manufacturing process. Although Zilog believes that it is in substantial compliance with all relevant regulations and has all permits necessary to conduct its business, the failure to comply with present or future regulations or the loss of any permit could result in fines being imposed on Zilog, limitation or suspension of production or cessation of operations. Compliance with any such future regulations could require Zilog to acquire additional equipment or to incur substantial other expenses. Any failure by Zilog to control the use of, or adequately restrict the discharge of, hazardous materials could subject it to future liabilities.

     In 1996, the U.S. District Court for the District of Idaho entered orders approving a settlement in the lawsuit entitled Tsotung Ko, et al. v. Zilog, Inc. In the suit, 31 plaintiffs alleged that the Company endangered their health and safety by chemical exposures at one of the Company's Nampa, Idaho facilities. In addition, the plaintiffs alleged that the Company discriminated against them after they were injured by chemical exposures. Although the Company made payments in connection with the settlement, the Company strongly denied these allegations.

     In January 1998, the newspaper USA Today published a series of articles about environmental and employee health and safety conditions at semiconductor manufacturing facilities. The Company's operations during 1993 and 1994 and the Tsotung Ko lawsuit were the primary subject of one article and were mentioned in other articles. Since 1993, the Company has constructed its MOD III facility, expanded MOD II, closed MOD I and has upgraded the environmental monitoring and control equipment at its MOD II facility. The Company believes it is in substantial compliance with all applicable environmental and employee health and safety regulations. However, this recent public attention focused on the environmental and employee health and safety conditions at the Company's facilities could increase the incidence of environmental or employee health and safety complaints or governmental investigations into the Company's operations and there can be no assurance that the Company will not incur significant expense in connection therewith.

SECURITIES CLASS ACTION AND OTHER LEGAL MATTERS

     The Company has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Company are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Company's Common Stock between June 30, 1997 and November 20, 1997 (the "Class Period"). The complaint alleges that the Company and certain of its executive officers made false and misleading statements regarding the Company that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Company believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance that the Company will prevail in its defense of the lawsuit or that any judgment against the Company will not be material.

     Zilog is participating in other litigation and responding to claims arising in the ordinary course of business. Zilog intends to defend itself vigorously in these matters. Zilog's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company, although there can be no assurance in this regard.

                              THE RECAPITALIZATION

     The Company was established in 1974 and became a wholly owned subsidiary of Exxon Corporation in 1981. In 1989, Zilog was acquired in a leveraged buyout transaction sponsored by Warburg Pincus Capital Company, L.P. In 1991, Zilog became a publicly traded company; the Common Stock is listed on the NYSE and trades under the symbol "ZLG".

     Pursuant to the Merger Agreement by and among TPG Partners II, L.P. ("TPG II"), TPG Zeus Acquisition Corporation ("Merger Sub") and Zilog dated as of July 20, 1997, as amended, Merger Sub will be merged with and into Zilog, and Zilog will continue as the Surviving Corporation. By virtue of the Merger, shares of Zilog common stock having an implied value of approximately $7.5 million held by certain of Zilog's current stockholders (who are expected to remain investors of Zilog following consummation of the Merger) will be converted into common stock of the Surviving Corporation. All other shares of outstanding common stock will be canceled and, except for shares of common stock held in Zilog's treasury, owned by Zilog or any subsidiary of Zilog, or held by a stockholder of Zilog who has properly exercised appraisal rights under Delaware law, will be converted into the right to receive cash consideration, all as set forth in the Merger Agreement. By virtue of the Merger, the common stock of Merger Sub will be converted into new shares of common stock, non-voting common stock and preferred stock of the Surviving Corporation. Also, in connection with the Merger, options to purchase shares of common stock issued under Zilog's stock plans outstanding immediately prior to the consummation of the Merger will be canceled and, in certain instances, will be converted into the right to receive an amount in cash, as set forth in the Merger Agreement. Zilog expects that it will pay approximately $4.2 million to redeem outstanding options upon consummation of the Merger. The Merger was approved by Zilog's stockholders on January 27, 1998.

     Cash funding requirements for the Merger (assuming consummation on December 31, 1997) will be satisfied through the following: (i) an equity investment by TPG II and certain other investors of $117.5 million in the stock of Merger Sub;
(ii) use of approximately $35.9 million of Zilog's cash and cash equivalents; and (iii) $280.0 million of gross proceeds from an anticipated sale of senior secured notes (the "Notes") through a private placement. The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Notes". Following consummation of the Merger, it is also anticipated that Zilog will be able to borrow up to $25.0 million under a revolving credit facility (the "Revolving Credit Facility").

     It is intended that the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization transaction for accounting purposes. The following table sets forth the anticipated sources and uses of funds in connection with the Recapitalization, assuming the Recapitalization occurred on December 31, 1997. The actual amounts of sources and uses of funds may differ from those shown.

        Sources:
          Notes...........................................................  $280,000
          New Equity Contribution.........................................   117,500
          Continuing Equity Investment....................................     7,500
                                                                            --------
             Total........................................................  $405,000
          Excess Cash.....................................................    35,865
                                                                            --------
             Total........................................................  $440,865
                                                                            ========
        Uses:
          Continuing Equity Investment....................................  $  7,500
          Payment for Outstanding Shares..................................   399,175
          Payment for Outstanding Stock Options...........................     4,190
          Estimated Fees and Expenses.....................................    30,000(1)
                                                                            --------
             Total........................................................  $440,865
                                                                            ========

---------------

(1) Includes approximately $12.8 million of debt issuance costs which will be capitalized and amortized over the terms of the related debt, and approximately $17.2 million of non-financing related transaction expenses which will be netted against stockholder's equity.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information has been prepared to give effect to the Recapitalization. The pro forma adjustments presented are based upon available information and certain assumptions that Zilog's management believes are reasonable.

     The Pro Forma Consolidated Statement of Operations Data and Other Data for the year ended December 31, 1997 give effect to the Recapitalization as though it had occurred on January 1, 1997. The Pro Forma Consolidated Balance Sheet Data give effect to the Recapitalization as though it had occurred on December 31, 1997. The pro forma adjustments as applied to the respective historical consolidated financial information of the Company reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the Merger.

     The Pro Forma Financial Information should be read in conjunction with Zilog's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the results that actually would have occurred had the Recapitalization been completed on the date indicated nor is such financial information necessarily indicative of the results that may be expected to occur in the future.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 AS OF DECEMBER 31, 1997
                                                        ------------------------------------------
                                                        HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                        ----------     -----------       ---------
Current assets:
  Cash and cash equivalents...........................  $   92,184      $ (35,865)(1)    $  56,319(5)
  Short-term investments..............................      14,127                          14,127(5)
  Accounts receivable.................................      31,633                          31,633
  Inventories.........................................      32,968                          32,968
  Prepaid expenses, deferred income taxes and other
     current assets...................................      19,769                          19,769
                                                        ----------     -----------       ---------
     Total current assets.............................  $  190,681      $ (35,865)       $ 154,816
Property, plant and equipment, at cost................     415,458                         415,458
Less: accumulated depreciation and amortization.......    (191,881)                       (191,881)
                                                        ----------     -----------       ---------
  Net property, plant and equipment...................  $  223,577                       $ 223,577
Other assets..........................................       1,381         12,800(1)        14,181
                                                        ----------     -----------       ---------
                                                        $  415,639      $ (23,065)       $ 392,574
                                                        ----------     -----------       ---------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................  $   24,733                       $  24,733
  Accrued compensation and employee benefits..........      18,284          5,000(2)        23,284
  Other accrued liabilities...........................       5,287                           5,287
  Income taxes payable................................      10,783         (1,676)(3)        9,107
                                                        ----------     -----------       ---------
     Total current liabilities........................  $   59,087      $   3,324        $  62,411
Deferred income taxes.................................      16,070                          16,070
The Notes.............................................          --        280,000(1)       280,000
                                                        ----------     -----------       ---------
                                                        $   16,070      $ 280,000        $ 296,070
Stockholders' equity:
Preferred Stock; Historical: Preferred Stock, $0.01
  par value; 190,000 shares authorized; no shares
  issued and outstanding. Pro Forma: Non-Voting 13.5%,
  $100 stated value; 5,000,000 shares authorized;
  250,000 shares issued and outstanding...............          --         25,000(1)        25,000
Common Stock, Historical: $0.01 par value; 75,000,000
  shares authorized; 20,333,742 shares issued and
  outstanding. Pro Forma: Common Stock, $0.01 par
  value; 35,000,000 shares authorized; 3,750,000
  shares issued and outstanding. Class A Non-Voting
  Common Stock, $0.01 par value; 15,000,000 shares
  authorized; 1,250,000 shares issued and
  outstanding.........................................     165,153         92,500(1)
                                                                         (257,603)(4)           50
  Retained earnings...................................     175,236       (141,572)(4)
                                                                          (17,200)(1)
                                                                           (5,000)(2)
                                                                           (2,514)(3)        8,950
Net unrealized gain on securities.....................          93             --               93
                                                        ----------     -----------       ---------
     Total stockholders' equity.......................  $  340,482      $(306,389)       $  34,093
                                                        ----------     -----------       ---------
                                                        $  415,639      $ (23,065)       $ 392,574
                                                         =========      =========        =========

---------------

(1) Cash funding requirements for the Merger will be satisfied through the following: (i) the Equity Investment of $117.5 million in Merger Sub pursuant to which TPG II and certain other investors will receive 250,000 shares of Preferred Stock, 3,375,000 shares of Common Stock and 1,250,000 shares of Class A Non-Voting Common Stock; (ii) use of approximately $35.9 million of Zilog's cash and cash equivalents and (iii) $280.0 million of gross proceeds from the Notes. Zilog estimates that it will incur approximately $30.0 million of expenses to complete the Merger. Approximately $12.8 million of the $30.0 million will relate to debt issuance costs and will be capitalized as other assets. Approximately $17.2 million of the $30.0 million will be charged to retained earnings.

(2) Hiring and severance costs related to management change. This one time charge is reflected in the Pro Forma Balance Sheet, but not in the Pro Forma Statement of Operations due to its non-recurring nature.

(3) Zilog will make payments to cancel all outstanding stock options. At December 31, 1997, options for 2,698,972 shares were outstanding with exercise prices less than $20.00 per share. This one time charge of approximately $4.2 million, net of taxes of approximately $1.7 million, is reflected in the Pro Forma Balance Sheet but not in the Pro Forma Statement of Operations due to its non-recurring nature.

(4) Zilog will repurchase and retire its outstanding Common Stock, less 375,000 shares, for $20.00 per share. This transaction will utilize approximately $399.2 million of cash. As the carrying value of the Common Stock to be retired (after the $117.5 million Equity Investment) is approximately $282.6 million after considering the par value of the post-Merger Preferred and Common Stock of approximately $25.0 million, approximately $141.6 million will be charged to retained earnings upon retirement.

(5) Cash, cash equivalents and short-term investments have not been reduced by non-recurring expenses related to the Merger. See notes to "Unaudited Pro Forma Consolidated Statement of Operations".

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31, 1997
                                                            ----------------------------------------
                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            ----------     -----------     ---------
Sales.....................................................   $ 261,097                     $ 261,097

Costs and expenses:
  Cost of sales...........................................     171,722                       171,722
  Research and development................................      30,467                        30,467
  Selling, general and administrative.....................      47,806                        47,806
                                                              --------                      --------
Total cost and expenses...................................     249,995                       249,995
                                                              --------                      --------
Operating income..........................................      11,102                        11,102

Other income (expense):
  Interest expense........................................                    (27,729)(2)    (27,729)
  Interest income.........................................       2,892      $  (1,296)(1)      1,596
  Other...................................................         832                           832
                                                              --------       --------       --------
Income (loss) before income taxes.........................      14,826        (29,025)       (14,199)
Provision (benefit) for income taxes......................       2,965        (10,159)(3)     (7,194)
                                                              --------       --------       --------
Net income (loss).........................................   $  11,861      $ (18,866)     $  (7,005)
                                                              ========       ========       ========

---------------

(1) Represents reduction of interest income due to the reduction of cash and cash equivalents as a result of the Merger.

(2) Represents interest expense and amortization of debt issuance costs as a result of the Merger, using an assumed interest rate of 9.25%.

(3) Benefit provided at U.S. statutory rate.

Note: Not included in the Pro Forma Consolidated Balance Sheet and Pro Forma
      Consolidated Statement of Operations are the following non-recurring Merger related expenses: approximately $16.0 million in executive and employee bonuses, severance payments and consulting fees and approximately $4.2 million in payments in respect of employee stock options outstanding prior to the Merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data of the Company and its subsidiaries. The selected consolidated financial data as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 have been derived from, and should be read in conjunction with, consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, appearing elsewhere herein. The selected consolidated financial data for each of the two years in the period ended December 31, 1994 have been derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are not included or incorporated herein. The information presented below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere herein. See also "Available Information" and "Disclosure Regarding Forward-Looking Statements".

                                                                               YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------------
                                                               1993         1994         1995         1996         1997
                                                             --------     --------     --------     --------     --------
                                                                          (IN THOUSANDS, EXCEPT RATIO DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Sales......................................................  $202,727     $223,316     $265,122     $298,425     $261,097
Costs and expenses:
  Cost of sales............................................   105,727      111,288      135,066      175,319      171,722
  Research and development.................................    20,833       23,048       24,546       30,548       30,467
  Selling, general and administrative......................    37,619       37,790       41,943       47,934       47,806
                                                             --------     --------     --------     --------     --------
Total costs and expenses...................................   164,179      172,126      201,555      253,801      249,995
                                                             --------     --------     --------     --------     --------
Operating income...........................................    38,548       51,190       63,567       44,624       11,102
Other income (expense):
  Interest income..........................................     2,463        2,496        2,676        2,443        2,892
  Other....................................................       813          860         (360)        (911)         832
                                                             --------     --------     --------     --------     --------
Income before income taxes.................................    41,824       54,546       65,883       46,156       14,826
Provision for income taxes.................................    15,057       19,637       23,418       16,155        2,965
                                                             --------     --------     --------     --------     --------
Net income.................................................  $ 26,767     $ 34,909     $ 42,465     $ 30,001     $ 11,861
                                                             ========     ========     ========     ========     ========
OTHER DATA:
EBITDA(1)..................................................  $ 55,489     $ 72,908     $ 90,421     $ 92,028     $ 75,684
Depreciation...............................................    16,128       20,858       27,214       48,315       63,750
Capital expenditures.......................................    39,658       60,708       79,346      117,065       38,437
Ratio of earnings to fixed charges(2)......................     53.9x        79.7x        81.3x        56.4x        18.2x
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short-term investments...........................................................     $106,311
Net property, plant and equipment...........................................................................      223,577
Total debt..................................................................................................           --
Stockholders' equity........................................................................................      340,482

---------------

(1) EBITDA represents earnings from operations before interest income and expense (including amortization of deferred financing costs), income taxes, depreciation, amortization of goodwill and non-cash stock option compensation expenses. EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes that EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA, investors should consider that EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment; (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles; (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows; and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(2) Earnings are defined as net income before income taxes and fixed charges, except where capitalized. Fixed charges are defined as the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases and interest expense incurred. The pro forma ratio of earnings to fixed charges reflects the interest expense on the Notes, including amortization of debt expense, as if the Notes had been issued at the beginning of the respective period. On a pro forma basis for the year ended December 31, 1997, earnings would have been insufficient to cover fixed charges by approximately $14.2 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the financial conditions and results of operations of the Company for the fiscal years ended December 31, 1995, 1996 and 1997. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Information" and the financial statements and notes thereto included elsewhere herein. Management's discussion and analysis provides information concerning the Company's business environment, consolidated results of operations and liquidity and capital resources. In addition to historical information, management's discussion and analysis includes certain forward-looking statements regarding events and financial trends that may affect the Company's future operating results and financial position. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such risks and uncertainties include, but are not limited to, those specifically discussed below as well as those set forth in "Risk Factors" and "Disclosure Regarding Forward-Looking Statements".

GENERAL

     Zilog is a worldwide designer, manufacturer and marketer of ASSPs for use in the consumer electronics, data communications, and computer peripherals end markets. ASSPs are logic devices designed for a particular application but are not proprietary to a specific customer. Zilog's products, many of which are "designed in" to customers' end-products, demonstrate generally greater customer acceptance, longer life cycles, and less obsolescence than general purpose microprocessors.

     Zilog, a pioneer in the semiconductor market, is headquartered in Campbell, California, and operates two fabrication facilities in Nampa, Idaho and two test and assembly centers in the Philippines. For the fiscal year ended December 31, 1997 the Company generated revenues and EBITDA of $261.1 million and $75.7 million, respectively.

RECENT DEVELOPMENTS -- ASIAN REVENUES

     In 1997, the Company generated approximately $110.5 million, or 42.3% of its total revenue, from sales to customers located in Korea, Singapore, Taiwan, Hong Kong, Japan, and China. While economic activity in some of these countries, most notably Korea, has been adversely affected by recent developments in local currency and banking markets, the Company believes that the effect of these developments on the Company's business is somewhat mitigated by the financial condition of many of Zilog's customers in these markets, such as Samsung, Hitachi, Logitech, and NMB. Many of these customers are leaders in their respective industries and conduct their business on a multinational basis. In addition, a substantial portion of the Company's total revenue generated from the Asian region in 1997 was related to end-products subsequently exported to non-Asian markets such as the United States and Europe and therefore represent an important source of foreign currency for these customers. The Company does not believe that economic conditions in Asia had a material effect on 1997 revenue. The Company believes that it will continue to benefit from the geographic diversity of its customers and the diverse end-markets for its customers' products. No assurance can be given that continued negative developments in the Asian region will not have an adverse effect on Zilog's future operating performance. See "Risk Factors -- Export Sales; International Operations".

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Sales for 1997 were $261.1 million, compared to $298.4 million in 1996, a decrease of $37.3 million, or 12.5%. The sales decline was primarily attributable to (i) the loss of a significant design position with a data communications equipment manufacturer and (ii) the decrease of microprocessor sales to hard disk manufacturers. The data communications customer, which generated approximately 12.8% of 1996 revenues, changed the technology of its newest model(s) of its modem product, which resulted in a decrease to Zilog of approximately $23 million in revenues versus the year-earlier period, although this particular customer continues to purchase Zilog's products for other applications. No single customer accounted for more than 8% of revenues in 1997. The discontinuation of the development and marketing of the hard disk products, which resulted in a decrease to Zilog of approximately $8.5 million in revenue versus the year-earlier period, reflected the Company's strategic decision to refocus its development efforts on other market opportunities.

     Overall unit volume increased by 15.4% in 1997, largely driven by increased demand for the Company's keyboard and pointing device ASSPs. Revenue growth, however, was adversely affected by generally declining average selling prices as a result of changes in sales mix described above and continuing over-capacity in the industry.

     Cost of Sales in 1997 was $171.7 million or 65.8% of sales, compared to $175.3 million or 58.7% of sales in 1996, a decrease of $3.6 million or 2.1%. The decrease in cost of sales was primarily attributable to the elimination in 1997 of outside wafer foundry cost offset by increased depreciation of $15.8 million and overhead associated with the new MOD III manufacturing facility in Nampa, Idaho, which was completed in 1996. Excluding this increase in depreciation expense associated with the new facility, 1997 cost of sales as a percent of revenues was relatively unchanged at 59.7% compared to 58.7% in 1996.

     Research and Development expenses for 1997 and 1996 were both $30.5 million. Research and Development expenses could increase in 1998 due to higher depreciation charges associated with the Company's investments in its new Research and Development Technology Center, which is located in the new MOD III manufacturing facility.

     Selling, General and Administrative expenses for 1997 were $47.8 million, which is relatively unchanged from the $47.9 million recorded in 1996. Administrative expenses were $1.5 million less in 1997 than in 1996 due to a litigation settlement in 1996, partially offset by higher recruiting and personnel costs in 1997 associated with increasing the sales force.

     Operating Income for 1997 was $11.1 million, or 4.3% of sales, compared to $44.6 million, or 15.0% of sales, for 1996. The reduction in operating income in 1997 was primarily due to a higher percentage of cost of goods sold as a result of lower revenues and increased depreciation charges associated with the Company's new MOD III manufacturing facility.

     Provision for Taxes. The Company's effective tax rate was 20% for 1997 compared to 35% for 1996. The lower provision for income taxes for 1997 is primarily attributable to a larger impact of tax exempt interest income, foreign earnings taxed at a lower rate than the United States rate and the reinstatement of the research and development tax credit on reduced pre-tax earnings. During 1997, the President signed new legislation into law retroactively reinstating the research and development tax credit for 1997. In addition, through December 27, 1997, the Company was entitled to a partial tax holiday in the Philippines. As of 1998, the Company's Philippines earnings will effectively be taxed at higher rates.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Sales for 1996 were $298.4 million, compared to $265.1 million in 1995, an increase of 12.6%. The growth in 1996 sales over 1995 was driven by increased unit volumes of data communications and consumer electronics products with no single customer accounting for more than 12.8% of sales. See "Risk Factors -- Key Customers".

     Cost of Sales for 1996 was $175.3 million, compared to $135.1 million for 1995, an increase of 29.8%. As a percentage of sales, cost of sales increased to 58.7% in 1996 from 50.9% in 1995, primarily as a result of additional depreciation expenses and production overhead costs related to Zilog's new MOD III manufacturing facility.

     Research and Development expenses for 1996 were $30.5 million, compared to $24.5 million for 1995, an increase of 24.5%. The increase primarily reflects continued investment in new product development.

     Selling, General and Administrative expenses for 1996 were $47.9 million, compared to $41.9 million for 1995, an increase of 14.3%. As a percentage of sales, selling, general and administrative expenses increased to

16.1% in 1996 from 15.8% in 1995. This increase in absolute dollars and as a percentage of sales is primarily attributable to costs associated with a litigation settlement. See "Risk Factors -- Environmental Regulation".

     Operating Income for 1996 was $44.6 million, or 15.0% of sales, compared to $63.6 million, or 24.0% of sales, for 1995. The decrease in operating income in 1996 was primarily due to a higher percentage of costs of goods sold as a result of increased depreciation charges and production overhead associated with Zilog's new MOD III manufacturing facility.

     Provision for Taxes. The Company's effective tax rate was 35% for 1996 compared to 35.5% for 1995. The 1996 effective tax rate differs from the 1995 effective tax rate primarily because of the Company's increased investment in tax exempt securities and state income tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash needs are working capital and capital expenditures. The Company has financed these cash requirements primarily through internally generated cash flow and cash received upon the exercise of stock options. As of December 31, 1997, the Company had cash and short term investments of approximately $106.3 million.

     Cash provided by operating activities for fiscal 1997 was $72.6 million compared to $91.6 million for fiscal 1996. The major component for both periods was depreciation and amortization of $63.8 million and $48.3 million for 1997 and 1996, respectively, as well as a reduction in outstanding accounts receivable and higher net income in 1996.

     The Company generated cash from investing activities of $1.1 million in 1997 compared to using cash of $96.9 million in 1996 and $71.4 million in 1995, primarily as a result of capital expenditures of $117.1 million and $79.3 million in 1996 and 1995, respectively. The Company has made approximately $38.4 million of capital expenditures through the end of fiscal 1997, principally for equipment in the new research and development technology center for development of 0.35 micron and mixed signal process.

     Cash provided by financing activities was $3.0 million and $13.0 million for 1997 and 1996, respectively, representing the proceeds from the exercise of stock options and purchases under the Company's Stock Purchase Plan.

     The Company expects its capital expenditures for 1998 to be approximately $37.3 million, principally for equipment for the MOD III fabrication facility and the technology center, computer networks and office productivity tools (E-mail, voicemail and personal computers). The Company estimates that in 1998 following the Recapitalization it will spend approximately $20 million on non-recurring expenses relating to the Recapitalization including executive and employee bonuses and severance payments, payments in respect of outstanding employee stock options and consulting fees. The Company also intends to move to a larger headquarters building and to increase the number of its design engineers, sales personnel, field application engineers and distribution partners. See "Business -- Business Strategy". While the Company is unable to estimate the annual cost of this increase, the Company anticipates that it may be significant. The Company expects to fund these capital expenditures and other costs from cash on hand and internally generated cash flows. As of December 31, 1997, on a pro forma basis giving effect to the Recapitalization, the Company would have had $70.4 million of cash and short-term investments on hand. See "Risk Factors -- Recent and Anticipated Operating Results".

     As a result of the Recapitalization, the Company's capital structure will change substantially. At the closing of the Recapitalization, the Company's capital structure will consist of the Notes, a $25.0 million Revolving Credit Facility (as to which no amount is anticipated to be drawn at closing) and stockholders' equity of $34.1 million. Upon consummation of the Merger, the Revolving Credit Facility will be available to fund the Company's working capital needs. The Revolving Credit Facility will mature in 2003 and has no scheduled interim amortization.

     The Company's ability to make scheduled payments of the principal of, or to pay the interest or premium, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital and other expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital and other expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes, for the next several years. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital and other expenditures.

     The Company currently recognizes revenue in respect of orders from distributors at the time the products are shipped by the Company. The Company is considering changing this practice to defer recognition of revenue until products are shipped by distributors, which could adversely impact revenues.

     As part of its business strategy, the Company plans to replace the majority of its computer systems. Such systems will function properly with respect to dates in the year 2000 and thereafter. The Company is investigating Year 2000 compliance by its vendors and customers. There can be no assurance that the systems of such other companies will be converted in a timely manner and will not have an adverse effect on the Company.

INFLATION

     Zilog does not believe that inflation has had a material impact on its results of operations.

                                    BUSINESS

THE COMPANY

     Zilog is a worldwide designer, manufacturer and marketer of ASSPs for use in the high-growth consumer electronics, data communications and computer peripherals end markets. Through proprietary design technology, the Company works with customers to customize its ASSPs to control the basic function and performance of electronic devices. ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor. Examples of the Company's product applications include chips in televisions that provide picture-in-picture display and in remote control units that send instructions to televisions and video cassette recorders, and chips that operate keyboards and mouse-type pointing devices. Through its worldwide distribution network of more than 120 representatives and distributors, the Company supplies over 800 customers with over 700 products. The average life cycles of these products are over eight years.

     The Company places significant emphasis on anticipating and meeting its customers' needs as new electronic devices are designed. As customers "design in" Zilog's products, the Company is able to gain a greater share of its customers' purchases while maintaining its embedded position within its customers' existing products. The Company believes that this design strategy is at the core of its ability to achieve a high degree of customer acceptance within specific applications. Reflecting the proprietary and often sole-source nature of its products within its customers' applications, the Company's relationships with its top 10 customers average seven years. In addition, Zilog's customer base includes many leaders in their respective industries, including Black & Decker, Cellnet, Cisco, DSC Communications, Fujitsu, General Instrument, Hewlett-Packard, IBM, Logitech, Lucky Goldstar, Microsoft, NMB, Samsung, Sharp and VeriFone.

     Founded in 1974, Zilog is a pioneer in the semiconductor market. The Company's Z-80 product, introduced in 1975, is the largest selling 8-bit microprocessor in history and is still being sold today. In 1997, Zilog products based on the Z-80 architecture accounted for approximately $75 million in revenue, representing 29% of the Company's total revenue. Headquartered in Campbell, California, the Company has two fabrication facilities in Nampa, Idaho and two test and assembly centers in the Philippines. For the fiscal year ended December 31, 1997, the Company had revenue of $261.1 million and EBITDA of $75.7 million.

THE INDUSTRY

     According to trade statistics published by the SIA, revenue for the worldwide semiconductor market was $137 billion in 1997. The overall semiconductor market has expanded at a compound annual growth rate of 17% from 1991 to 1997. The semiconductor industry is comprised of three broad product segments: logic devices, including microprocessors, microcontrollers and digital signal processors, which process data (approximately 50% of total industry sales); memory devices, which store data (approximately 22% of total industry sales); and analog and discrete devices, which process electronic signals (approximately 28% of total industry sales). Zilog develops, manufactures and markets products in the logic device segment. The logic device segment further consists of three distinct categories: (i) general purpose logic products, such as the Intel Pentium(R) microprocessor, which are neither application nor customer specific, are used for a wide array of logic-related functions and are typically capable of more functions than are actually required for any given application; (ii) ASICs, which are designed to meet particular application requirements, are usually proprietary to one customer and are generally produced in relatively small volumes; and (iii) ASSPs, which are designed for a particular application, but are not proprietary to a single customer.

        [Chart depicts the segments of, and Zilog's position within, the semiconductor industry]

     The Company's ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor to control the basic function and performance of its customers' products.

                              [Chart depicts ASSP]

     Revenue for the ASSP segment of the semiconductor industry has grown from $14.6 billion in 1994 to $27.8 billion in 1997, a compound annual growth rate of approximately 24%, and is forecasted to grow to $44.6 billion by the year 2000. The Company believes that the market for ASSPs is distinct from other logic and memory markets in that it is less cyclical and that ASSPs typically have longer product life cycles. Applications in the ASSP market generally do not demand the processing power of general purpose microprocessors such as the Intel Pentium(R) microprocessor, which operates personal computers; rather, Zilog's products operate or perform specialized functions in everyday products such as telephones, garage door openers and televisions, all of which exhibit growing degrees of silicon content.

COMPANY STRENGTHS

     As a pioneer in the industry, Zilog has established a well-recognized and respected brand name in its markets and has developed strong, long-term relationships with numerous customers who are leaders in their respective markets. The Company's franchise is built upon several specific strengths, including the following:

     LEADING MARKET POSITION WITH HIGH QUALITY CUSTOMER BASE. The Company believes it maintains a leading market position in several niches, including television remote controls, keyboards and mouse-type pointing devices. Approximately 70% of its revenue is derived from proprietary relationships with customers for a particular product design. The Company believes that these relationships provide a significant recurring revenue stream and represent a strong competitive advantage for Zilog as a redesign of the customer's hardware and software to use a competitor's ASSP would often involve substantial costs to the customer. In addition, Zilog believes that it has established strong, long-term relationships by partnering with customers throughout the iterative product design and manufacturing process. Currently, the Company sells to more than 800 customers worldwide, and its relationships with its top 10 customers average seven years. In consumer electronics, Zilog sells to customers that include Black & Decker, Samsung, SGS-Thomson, Sony and Zenith. In data communications, Zilog's customers include Lucent, Cisco, IBM, Motorola and VeriFone. Zilog's computer peripheral customers include Hewlett-Packard, Microsoft and NMB, the largest keyboard manufacturer in the world.

     DIVERSIFIED PRODUCTS AND MARKETS. Within the consumer electronics, data communications and computer peripherals end markets, Zilog sells and markets over 700 products to more than 800 customers worldwide. The Company sells either directly through its 29 sales offices or indirectly through its more than 120 sales representatives and distributors located throughout the world. In 1997, no single product or single customer accounted for more than 8% of total revenue. The Company believes that its product and market diversity, its independence from reliance on any one customer and its numerous sales personnel and locations around the world help to insulate the Company from some of the volatility that affects other companies in the semiconductor industry. The Company also believes no competitor addresses exactly the same diverse set of markets.

     COMPREHENSIVE PROPRIETARY DESIGN LIBRARY. Based upon over 20 years of design expertise, Zilog's proprietary design library allows customers to select or modify proven components that can be combined and assembled to create new products or new applications. Zilog's customers that have designed their products using one or more of the Company's devices can redesign and upgrade to new Zilog ASSPs, often without the loss of hardware or software compatibility. This methodology allows customers to leverage Zilog's vast component library to advance their own product development processes. Because of extensive customization, Zilog's customers depend upon Zilog's expertise for much of their end-product functionality. A Zilog customer switching to a non-Zilog design could incur significant learning, design, software and manufacturing costs.

     OWNERSHIP OF STATE-OF-THE-ART MANUFACTURING FACILITIES. Over the last three years, Zilog has spent $235 million to increase capacity and improve efficiency by building a new wafer fabrication facility, renovating an existing facility and equipping both facilities with state-of-the-art equipment. These facilities contain fabrication modules equipped to manufacture products with competitive submicron dimensions. Overall, the Company estimates that it is operating its fabrication facilities at 60% capacity, enabling Zilog to capitalize on future upswings in industry demand. The present building also has sufficient space and infrastructure to accommodate the additional machinery for a 50% increase in total capacity. The Company believes that its manufacturing facilities will remain highly competitive in the current market environment without additional significant capital expenditures, and that the Company's manufacturing, assembly and test facilities are among the most efficient in the industry.

BUSINESS STRATEGY

     Under the leadership of Curtis J. Crawford, formerly Group President of the Microelectronics Group and President of the Intellectual Property Division of Lucent, who will join Zilog as President and CEO upon the closing of the Offering, the Company intends to capitalize on its core strengths with the following business strategies:

     INCREASE CUSTOMER FOCUS. The Company intends to increase the number of field application engineers, sales personnel, design engineers and distribution partners to respond more effectively to its customers' changing product needs. As competition occurs primarily at the design stage, Zilog believes that once a customer commits to a design (a "design win"), it typically results in a proprietary supplier relationship. Zilog believes a strong focus on design wins through an increase in field application engineers and improvements in design tools should lead to an increased base of recurring revenues from its customers. The Company increased its design wins from 180 in 1995 to over 220 in each of 1996 and 1997.

     BROADEN APPLICATIONS. Utilizing its library of proprietary designs, the Company has introduced an average of 39 new products annually since 1993, including 36 new products in 1997. The Company's strategy is to upgrade its existing product lines to meet the changing requirements of evolving applications and to design new products in new markets. In addition to releasing new or upgraded products in its historic market applications (e.g., keyboards, mouse-type pointing devices and television remote controls), Zilog expects to introduce products in several new areas in 1998, including transaction processing (credit card) modems, internet-access devices for televisions and telephones and enhanced USB keyboard and pointing device microcontrollers for personal computers.

     EXPAND PRODUCT CAPABILITIES. The Company's position within its markets depends in part upon the strength and capabilities of its library of proprietary designs. Zilog intends to expand its existing library by recruiting additional engineers, investing in computer-aided development tools to assist the Company's design engineers and acquiring additional design technology from third parties. By investing in its design library, Zilog will be able to offer more products with broader functionalities and enhance its competitive position with new and existing customers.

     STRENGTHEN INTERNAL SYSTEMS AND CUSTOMER SUPPORT TOOLS. The Company intends to increase the efficiency of its experienced employee workforce by investing in appropriate productivity tools and upgrading office workspace. For example, the Company intends to invest over $8 million in 1998 in improved internal systems such as E-mail, computer networks and voicemail. In addition, the Company intends to move its headquarters to a nearby facility providing approximately 30,000 additional square feet of office space. Zilog also intends to improve its offering of customer support tools such as compilers, emulators and debuggers, which facilitate customer adoption of Zilog products. With these tools, Zilog believes the value of its existing product portfolio to its customers, as well as from its ability to create new products, should be significantly enhanced.

     LEVERAGE MANUFACTURING CAPABILITIES. The Company's ownership of a substantial portion of its manufacturing resources provides an important strategic advantage. Direct control over fabrication, assembly and test operations allows Zilog to offer its customers continuous supply, shortens the Company's design and production cycles and allows Zilog to capture the manufacturing margin. Having spent $235 million over the last three years in order to increase capacity and improve efficiency in its manufacturing facilities, Zilog believes it is well positioned to increase revenue and margins in the future.

MARKETS AND PRODUCTS

     Zilog relies upon its knowledge, experience, customer relationships and proprietary core and cell designs to target products in the rapidly growing consumer electronics, data communications and computer peripheral end markets. Because Zilog creates ASSPs which have a high degree of integration and which are designed for a particular application, but which are not proprietary to a single customer, Zilog's ASSPs typically address larger aggregate markets and generally have higher production volumes than ASICs. Zilog works closely with industry leaders in its selected markets to design innovative products. Through its customer relationships, Zilog has been able to establish and maintain technological leadership, attract multiple customers in the same market and create industry standards. The Company believes that it is well-positioned with respect to the trends in its target market areas, which trends include the increase in the complexity and sophistication of consumer electronics products and the networking of, and increased demand for, personal computers and peripherals.

     Zilog's ASSP products are primarily based upon 8-bit and 16-bit microprocessor, microcontroller or digital signal processors. Applications in the ASSP market generally do not demand the processing power of microprocessors such as the Intel Pentium(R) microprocessor, which operates personal computers. Rather, Zilog's products operate or perform specialized functions in everyday products such as telephones, garage door openers and televisions, all of which exhibit growing degrees of silicon content.

     Zilog currently offers over 700 products (independent of ROM codes), sold in a wide selection of package, speed grade and other configurations to more than 800 customers worldwide. Zilog's customers include Black & Decker, Cisco, Cellnet, DSC Communication, Fujitsu, General Instrument, Hewlett-Packard, Hitachi, IBM, Logitech, Lucent, Lucky Goldstar, Microsoft, NMB, Motorola, Northern Telecom, Samsung, Sharp, Sony, Texas Instruments, VeriFone and Zenith Electronics. The Company believes its product portfolio, with an average product life cycle of over eight years, has relatively less obsolescence risk than those of other semiconductor companies.

     Zilog's three target markets are consumer electronics, data communications and computer peripherals:

     Consumer Electronics. The increase in the use of ASSPs in consumer electronics has created a significant market opportunity for Zilog. Sophisticated ASSPs are increasingly found in consumer electronics such as spread spectrum cordless telephones, audiovisual equipment, telephone answering machines and household appliances. Other consumer electronics applications that use Zilog's products are television controllers, infrared remote controls, internet appliances, battery chargers, garage door openers, home security systems, cable television systems, video cassette recorders and automotive controllers such as airbags.

     Data Communications. The data communications market is growing in response to the need to connect computer systems at remote locations and the need for multiple users to share peripherals such as printers and facsimile machines. By networking computers and peripherals, it is possible to share information files, distribute computer loads more efficiently and facilitate communications between terminals, computers and peripherals, thereby maximizing the benefit from an organization's investment in its installed base of computer equipment. Zilog sells microprocessors optimized for use in the following data communications applications: ethernet routers, bridges, data switches, modems, terminals, printers, workstations, local area networks and wide area networks.

     Computer Peripherals. Strong unit demand for personal computers and peripherals has driven growth for ASSPs. The typical computer system may have up to six or seven peripherals which facilitate the human interface, provide memory functions, or service the communications link with other computers. Among the most common peripherals are the printer, keyboard, monitor, mouse-type pointing device, facsimile and modem. Zilog ASSPs are used in each of these applications.

     The following table summarizes selected applications of the Company's products in the consumer electronics, data communications and computer peripherals markets.

----------------------------------------------------------------------------------------------

      END MARKET:        CONSUMER ELECTRONICS    DATA COMMUNICATIONS     COMPUTER PERIPHERALS
----------------------------------------------------------------------------------------------
 PERCENTAGE OF REVENUE
FOR
 1997                   36%                     37%                     27%
----------------------------------------------------------------------------------------------
 Applications:          Cordless phones         ISDN                    Mouse-type pointing
                        Television controllers  WAN                     device
                        Infrared remote         XDSL                    Keyboard
                        controls                Modems                  Fax/Printer/Scanner
                        Battery chargers        ATM/frame relay         PCMCIA
                        Household appliances
                        Meter reader
                        Automotive
                        Card reader/smart
                        cards
                        Security systems
----------------------------------------------------------------------------------------------
 Customers:             Black & Decker          Cisco                   Acer
                        Samsung                 Lucent                  Hewlett-Packard
                        SGS-Thomson             Motorola                Logitech
                        Sharp                   VeriFone                Microsoft
                        Sony                                            NMB
                        Zenith
----------------------------------------------------------------------------------------------
 Example of Product     Television              Modem                   Mouse
 Application:
----------------------------------------------------------------------------------------------
 Example of Zilog ASSP  Picture-in-Picture      Transmits and receives  Causes cursor to move
 Function:                                      data
----------------------------------------------------------------------------------------------
----------------------

RESEARCH AND DEVELOPMENT

     Zilog believes that the continued introduction of new ASSPs in its target markets and application support tools for these products are essential to its growth. As of December 31, 1997, Zilog employed 140 people in research and development. Expenditures for research and development in 1995, 1996 and 1997 were approximately $24.5 million, $30.5 million and $30.5 million, respectively, representing approximately 9%, 10% and 12%, respectively, of sales.

     Most of Zilog's new products are created by design engineers through the use of its proprietary design library. All of the designs in Zilog's library are produced by a subset of Zilog's standard manufacturing process. The design rules employed ensure that the need to adjust the library is minimal as manufacturing technology advances to smaller dimensions. Zilog employs the concept of "concurrent engineering." Designers and process engineers work side by side in the product definition and design stages to manufacture a new product that will maximize efficiencies and yields when the design cycle and fabrication processes are completed.

     Zilog has three design centers with different specialties. The Campbell, California, design center specializes in consumer electronics, while the Nampa, Idaho, design center focuses primarily on Zilog's memory libraries. The Austin, Texas, design center concentrates its efforts mainly on digital signal processor products and applications. While cross-fertilization occurs, by concentrating design efforts in these centers, engineers develop valuable expertise in their respective areas.

MANUFACTURING

     Zilog owns a substantial portion of its manufacturing resources and believes this is an important part of its strategy. The Company has made significant capital expenditures of $235 million over the last three years to increase capacity and improve efficiency at its facilities. Direct control over wafer fabrication, assembly and test operations allows Zilog to provide customers with continuous supply, shorten Zilog's design and production cycles, and capture manufacturing margins.

     By operating two semiconductor fabrication facilities in Nampa, Idaho, Zilog enjoys significant manufacturing flexibility. These facilities contain fabrication modules equipped to produce products with submicron dimensions. The Company can manufacture certain ASSPs using low volume, low cost production runs from its MOD II facility built in 1984, as well as more tightly integrated, newly developed ASSPs from its MOD III facility built in 1996. Additionally, the Company's facilities enable Zilog to produce mixed-signal (analog-digital conversion) ASSPs. Zilog's MOD III facility is currently producing ASSPs at 0.65 micron dimensions and produced its first test wafers at 0.35 micron dimensions in January 1998. Overall, the Company estimates its facilities are operating at 60% capacity which should enable the Company to capitalize on future upswings in industry demand. The Company further believes that its manufacturing facilities provide cost and quality competitive advantages. In addition, the Company conducts high volume assembly and test operations in two facilities in the Philippines. Zilog also uses outside contract assemblers for packaging a portion of its products. The Company believes that its manufacturing facilities will remain competitive in the current market environment without additional significant capital expenditures, and that the Company's manufacturing, assembly and test facilities are among the most efficient in the industry.

     The Idaho and Philippines plants operate 24 hours per day, seven days a week. Automated data collection and analysis systems are used to maintain efficient manufacturing line loading and to assure that the production mix is in accord with the Company's sales order forecast. A skilled workforce is very important to high productivity in semiconductor manufacturing. Zilog maintains an extensive personnel training and certification program in its plants and believes that this leads to lower turnover and higher worker involvement. All of Zilog's operations are managed through the use of statistical process control techniques.

SALES AND MARKETING

     In 1997, Zilog shipped its products to over 800 customers through its direct sales force and through manufacturers' sales representatives and distributors. The Company's products are sold to manufacturers in the consumer electronics, data communications and computer peripherals markets as well as the military and aerospace industries. Zilog's worldwide headquarters are in Campbell, California. The Company has sales offices located in the metropolitan areas of Atlanta, Austin, Boston, Boulder, Chicago, Cleveland, Dallas, Minneapolis, Orange County, Philadelphia, Portland, San Diego, Beijing, Erfurt, Hong Kong, Kuala Lumpur, London, Munich, Seoul, Shanghai, Shenzhen, Singapore, Taipei, Tokyo, Toronto and Vancouver. Each of these offices has a direct sales force who calls on large accounts and manages the activities of Zilog's 31 sales representative organizations. The Company frequently holds technical sales conferences and training sessions for its direct sales and sales representative personnel.

     Zilog's direct marketing force consists of technical specialists and field application engineers. Zilog's technical specialists are based at corporate headquarters and focus exclusively on one of consumer electronics, data communications or computer peripherals applications. Field application engineers are located in Zilog's sales offices around the world and work directly with local customers in close consultation with the Company's technical specialists. Field application engineers typically develop technology expertise in the market segment which is most prominent in their geographic area. The Company intends to hire additional field application engineers as part of its business strategy.

     Zilog also markets and sells its products through four North American distributors and 32 international distributors. As is common in the semiconductor industry, Zilog grants price protection and limited rights of return to distributors. In certain circumstances, distributors are granted a credit for the difference between the price they were originally charged for products in inventory at the time of a price reduction and the reduced price which Zilog subsequently charges. In 1997, the aggregate amount of this credit was $67,000.

     For the years ended December 31, 1995, 1996 and 1997, sales to customers located outside of the United States aggregated approximately 57%, 56% and 59%, respectively, of sales for these periods. Total sales to these international customers in each of such periods were approximately $150.4 million, $166.9 million and $154.3 million, respectively. See "Risk
Factors -- Export Sales; International Operations".

     During the year ended December 31, 1997, no single customer represented more than 8% of Zilog's sales and no distributor accounted for more than 7% of Zilog's sales. Zilog believes that its customer and geographic balance help it to reduce volatility in operating results.

COMPETITION

     The principal competitive factors in Zilog's markets include design and end-market applications expertise, product features and performance, including the ability to preserve the customers' software, price, time to market and manufacturing. Zilog believes its competitive strengths include its expertise in the technology of a broad range of applications in the consumer electronics, data communications and computer peripherals markets, its design methodology which includes its design system with its extensive library of customer familiar cores and cells and its manufacturing facilities and capabilities.

     The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Zilog with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also expected to increase their participation in the semiconductor market. The ability of Zilog to compete successfully in its markets depends on factors both within and outside of its control, including, but not limited to, success in designing and manufacturing new products that implement new technologies, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate Zilog's microcontrollers, microprocessors and digital signal processors into their products, success of competitors' products and general economic conditions.

     Zilog competes with its licensees on certain products. With respect to certain products, Zilog competes with other ASSP manufacturers which target the same specific market segment. However, no single competitor addresses exactly the same set of products or markets as Zilog.

PATENTS AND LICENSES

     Zilog holds 91 United States patents and has 12 United States patent applications pending, as well as 16 pending foreign patent applications. Zilog has also filed and received one patent outside of the United States. Zilog has more than 75 United States mask work registrations on its products. Copyright registrations are held by Zilog to protect proprietary software employed in over 100 of its products. The Company has claimed more than 40 trademarks or servicemarks.

     Zilog's ability to compete may be enhanced by its ability to protect its proprietary information, including the issuance of patents, copyrights, mask work registrations and trademarks. Only a few of these intellectual property rights have been litigated. While no intellectual property right of Zilog has been invalidated or declared unenforceable, there can be no assurance that such rights will be upheld in the future. Accordingly, management believes that, in view of the rapid pace of technological change in the semiconductor industry, the technical experience and creative skills of the Company's engineers and other personnel will be extremely important in determining Zilog's future technological success.

     Zilog has more than 100 active licenses for product or technology exchange. The purpose of these licenses has, in general, been to provide second sources for standard products or to convey or receive rights to certain proprietary or patented cores, cells or other technology.

     As is typical in the semiconductor industry, Zilog has from time to time received, and may in the future receive, communications from third parties asserting patent rights, mask work rights, copyrights or trademark rights covering certain of Zilog's products, technologies or information. See "Risk Factors -- Intellectual Property Rights".

PROPERTIES

     Zilog's headquarters and research and development facilities are located at 210 East Hacienda Avenue, Campbell, California, in an 80,000 square foot facility leased through June 1998. Zilog has entered into a letter of intent relating to a six-year lease on a new 108,000 square foot headquarters and research and development facility commencing May 1, 1998. Zilog performs wafer fabrication at its 77,000 square foot and 128,000 square foot buildings located on a 65-acre site in Nampa, Idaho. Zilog owns these Idaho facilities.

     Assembly and test operations are performed at Zilog's two facilities in Manila, the Philippines, which are 54,000 square feet and 34,000 square feet, respectively. Zilog owns the larger facility subject to a ground lease which expires in 2004, and leases the second Manila facility. This lease expires in July 1998, but has an option for Zilog to renew for a term of five years. Zilog has leased a 4,000 square foot engineering design center in Austin, Texas. This lease expires in March 1998, prior to which time the Company plans to move this facility to a new location. In addition, Zilog has short-term leases for its sales offices located around the world in the United States, Canada, England, Germany, Hong Kong, Japan, Korea, Malaysia, the Peoples Republic of China, Singapore and Taiwan.

EMPLOYEES

     As of December 31, 1997, Zilog employed 1,702 full-time persons, including 1,335 in manufacturing, 120 in research and development, 179 in sales and marketing and 68 in finance and administration. Approximately one-half of Zilog's employees work at its assembly and test facilities located in Manila, the Philippines. Zilog considers its relations with its employees to be good.

ENVIRONMENTAL

     Zilog is subject to a variety of government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Clean Air Act and the Water Pollution Control Act. Zilog believes it has also obtained all necessary environmental permits to conduct its business, which generally relate to the discharge of hazardous wastes. Nevertheless, the failure to comply with present or future regulations could result in fines being imposed on Zilog, suspension of production or cessation of operations. Such regulations could require the Company to acquire significant equipment or to incur substantial other expenses to comply with environmental regulations. Any failure by Zilog to control the use of, or adequately restrict the discharge of, hazardous substances could subject it to future liabilities.

     In 1996, the U.S. District Court for the District of Idaho entered orders approving a settlement in the lawsuit entitled Tsotung Ko, et al. v. Zilog, Inc. In the suit, 31 plaintiffs alleged that the Company endangered their health and safety by chemical exposures at one of the Company's Nampa, Idaho facilities. In addition, the plaintiffs alleged that the Company discriminated against them after they were injured by chemical exposures. Although the Company made payments in connection with the settlement, the Company strongly denied these allegations.

     In January 1998, the newspaper USA Today published a series of articles about environmental and employee health and safety conditions at semiconductor manufacturing facilities. The Company's operations during 1993 and 1994 and the Tsotung Ko lawsuit were the primary subject of one article and were mentioned in several other articles. Since 1993, the Company has constructed its MOD III facility, expanded MOD II, closed MOD I and has upgraded the environmental monitoring and control equipment at its MOD II facility. The Company believes it is in substantial compliance with all applicable environmental and employee health and safety regulations. However, this recent public attention focused on the environmental and employee health and safety conditions at the Company's facilities could increase the incidence of environmental or employee health and safety complaints or governmental investigations into the Company's operations and there can be no assurance that the Company will not incur significant expense in connection therewith.

LEGAL MATTERS

     The Company has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Company are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Company's Common Stock during the Class Period. The complaint alleges that the Company and certain of its executive officers made false and misleading statements regarding the Company that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Company believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance that the Company will prevail in its defense of the lawsuit or that any judgment against the Company will not be material.

     Zilog is participating in other litigation and responding to claims arising in the ordinary course of business. Zilog intends to defend itself vigorously in these matters. Zilog's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company, although there can be no assurance in this regard.

  RETENTION OF NEW CHIEF EXECUTIVE OFFICER

     The Company expects to enter into an employment agreement with Mr. Crawford, which will provide that, for a period of five years commencing on the date the Recapitalization is consummated, Mr. Crawford will serve as President and CEO of the Company and as a member of its Board of Directors. The employment agreement is expected to provide for an annual base salary of $800,000, and to provide an annual target bonus of at least $600,000 provided the Company achieves certain performance objectives to be determined each year, except that, with respect to calendar year 1998, a minimum bonus of $600,000 will be paid.

     It is expected that, upon commencement of employment with the Company, Mr. Crawford will receive a $1.0 million bonus and the Company will establish a deferred compensation account of $8.0 million, which will earn interest of 8% per annum, compounded annually. The $8.0 million plus earnings will be paid to Mr. Crawford on January 2, 2002 or earlier, if Mr. Crawford elects, upon the occurrence of (i) a change in control of the Company (as defined in the employment agreement), (ii) a public offering (as defined in the employment agreement) of any class of stock of the Company or (iii) the termination of Mr. Crawford's employment with the Company, provided that, if Mr. Crawford voluntarily resigns his employment with the Company prior to January 1, 1999, he shall forfeit all rights to the $8.0 million payment.

     It is also anticipated that the Company will grant Mr. Crawford 50,000 shares of Common Stock on each of May 1, 1998, 1999, 2000 and 2001 (all share and share price information in this paragraph give effect to a 4-for-1 stock split anticipated to be declared after consummation of the Recapitalization). Such shares shall become fully deliverable prior to such dates on the earlier to occur of a change in control, a public offering or if Mr. Crawford ceases to be employed with the Company for any reason, provided that, if Mr. Crawford voluntarily resigns his employment prior to January 1, 1999, he shall return any shares granted and shall forfeit any shares that have not yet been granted. Finally, it is anticipated that the employment agreement will provide that the Company will grant Mr. Crawford the option to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share (the "$5 Option") and 500,000 shares of Common Stock at an exercise price of $10.00 per share (the "$10 Option"). The $5 Option and the $10 Option will each become exercisable as follows: (i) 62,500 shares on the date the Recapitalization is consummated, (ii) 62,500 shares on December 31, 1998 and (iii) 31,250 shares at the end of each calendar quarter in each of calendar years 1999, 2000 and 2001. The options will also become immediately exercisable in full upon the occurrence of any of the following events: (i) change in control of the Company, (ii) a public offering or (iii) the termination of Mr. Crawford's employment by the Company without cause (as defined in the employment agreement), by Mr. Crawford for good reason (as defined in the employment agreement) or on account of Mr. Crawford's death or permanent disability. Mr. Crawford will have the right to require the Company to register his shares of Common Stock acquired pursuant to such option on May 1, 2001, or, at the Company's option in lieu of registering such shares, to purchase such shares from Mr. Crawford at an appraised fair market value on such date.

  EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Dr. Sack has notified the Company that he will step down as CEO following consummation of the Recapitalization. Pursuant to Dr. Sack's employment agreement, upon such resignation, Dr. Sack will be entitled to receive the following payments in a cash lump sum: (A) the current base salary for the period remaining under his employment agreement, (B) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (C) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment. In addition, Dr. Sack will be entitled to continue his participation in group insurance plans, including basic and supplemental life insurance and disability insurance and health insurance and the flexible spending plan for the health insurance and dependent care coverage, maintained by Zilog for an additional 24 months. In addition, upon consummation of the Recapitalization, all of Dr. Sack's outstanding stock options will fully vest, be canceled and Dr. Sack will receive cash for the difference, if any, between the exercise price and $20.00. See 'The Recapitalization".

     Pursuant to the employment agreements between Zilog and each of Michael J. Bradshaw, Richard L. Moore, Robert E. Collins, Richard R. Pickard, Sally M. Baumwell, J. James Magill, Alan Secor and Thomas C. Carson, upon consummation of the Recapitalization, the term of each such executive officer's employment will be automatically extended for 24 months from the earlier of the Effective Time or the expiration date of each respective employment agreement. If any of such executive officers terminates employment with Zilog after the Effective Time, either voluntarily for Good Reason (as defined in each respective employment agreement) or involuntarily for reasons other than for Cause or Detrimental Activity (as defined in each respective employment agreement): (i) the executive officer will be entitled to receive the following payments in a cash lump sum:
(A) the then current base salary for the period remaining under the employment agreement, (B) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (C) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment; (ii) the executive officer's unvested stock options granted after the Effective Time and outstanding as of the date of such termination will continue to vest for the period of time remaining under the employment agreement; and (iii) the executive officer will be entitled to continue participation in group insurance plans, including basic and supplemental life insurance and disability insurance and health insurance and the flexible spending plan for the health insurance and dependent care coverage, maintained by Zilog through the expiration of the term of the employment agreement. In addition, upon consummation of the Recapitalization, all of the above executives' outstanding stock options will fully vest, be canceled and they will receive cash for the difference, if any, between the exercise price and $20.00. See 'The Recapitalization".

     The employment agreements for each of Dr. Sack, Messrs. Bradshaw, Moore, Collins, Pickard, Magill, Secor and Carson and Ms. Baumwell provide for: (i) awards and payouts under Zilog's Employee Performance Incentive Plan and Executive Bonus Plan for the year in which the termination of employment occurs and (ii) excise tax restoration bonuses to the extent any of such individuals are subject to any excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). The amount of payouts will be calculated in accordance with the respective terms of the Employee Performance Incentive Plan and Executive Bonus Plan as if such individual's termination date was the last day of Zilog's fiscal year and based on Zilog's financial performance for the portion of the fiscal year that ends on the last day of the month prior to the termination date.

                             PRINCIPAL STOCKHOLDER

     Following consummation of the Recapitalization, 3,375,000 shares of Common Stock, 1,250,000 shares of Class A Non-Voting Common Stock and 250,000 shares of Preferred Stock, which in the aggregate will represent approximately 94% of total equity capital and 90% of the voting interests of Zilog, will be owned by TPG II and certain related investors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst and Young LLP, Independent Auditors...................................    31
Consolidated Balance Sheets as of December 31, 1996 and 1997..........................    32
Consolidated Statements of Income for the Years Ended December 31, 1995, 1996 and
  1997................................................................................    33
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
  1997................................................................................    34
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995,
  1996 and 1997.......................................................................    35
Notes to Consolidated Financial Statements............................................    36

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders of Zilog, Inc.

     We have audited the accompanying consolidated balance sheets of Zilog, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zilog, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

San Jose, California
February 6, 1998

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Current Assets:
  Cash and cash equivalents............................................  $ 92,184     $ 15,511
  Short-term investments...............................................    14,127       53,412
  Accounts receivable, less allowance for doubtful accounts of $250 in
     1997 and 1996.....................................................    31,633       29,395
  Inventories..........................................................    32,968       34,469
  Prepaid expenses, deferred income taxes and other current assets.....    19,769       15,516
                                                                         --------     --------
          Total current assets.........................................   190,681      148,303

Property, plant and equipment, at cost:
  Land, buildings and leasehold improvements...........................    34,314       34,061
  Machinery and equipment..............................................   381,144      345,867
                                                                         --------     --------
                                                                          415,458      379,928
  Less accumulated depreciation and amortization.......................  (191,881)    (131,217)
                                                                         --------     --------
          Net property, plant and equipment............................   223,577      248,711
Other assets...........................................................     1,381        4,052
                                                                         --------     --------
                                                                         $415,639     $401,066
                                                                         ========     ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.....................................................  $ 24,733     $ 28,786
  Accrued compensation and employee benefits...........................    18,284       17,545
  Other accrued liabilities............................................     5,287        5,116
  Income taxes payable.................................................    10,783        8,289
                                                                         --------     --------
          Total current liabilities....................................    59,087       59,736
Deferred income taxes..................................................    16,070       16,050

Commitments and contingencies
Shareholders' Equity:
  Preferred Stock, $0.01 par value; 190,000 shares authorized, no
     shares outstanding................................................        --           --
  Common Stock, $0.01 par value; 75,000,000 shares authorized,
     20,333,742 shares issued and outstanding in 1997 and 20,127,976
     shares in 1996....................................................       203          201
  Additional paid-in capital...........................................   164,950      161,599
  Retained earnings....................................................   175,236      163,375
  Net unrealized gains on securities (Net of tax effect)...............        93          105
                                                                         --------     --------
          Total shareholders' equity...................................   340,482      325,280
                                                                         --------     --------
                                                                         $415,639     $401,066
                                                                         ========     ========

                            See Accompanying Notes.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1997         1996         1995
                                                         --------     --------     --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
    Sales..............................................  $261,097..   $298,425     $265,122

    Costs and expenses:
      Cost of sales....................................   171,722      175,319      135,066
      Research and development.........................    30,467       30,548       24,546
      Selling, general and administrative..............    47,806       47,934       41,943
                                                         --------     --------     --------
                                                          249,995      253,801      201,555
    Operating income...................................    11,102       44,624       63,567

    Other income (expense):
      Interest income..................................     2,892        2,443        2,676
      Other, net, including license and royalty income
         and expense...................................       832         (911)        (360)
                                                         --------     --------     --------
    Income before income taxes.........................    14,826       46,156       65,883
    Provision for income taxes.........................     2,965       16,155       23,418
                                                         --------     --------     --------
    Net income.........................................  $ 11,861     $ 30,001     $ 42,465
                                                         ========     ========     ========
    Earnings per common share..........................  $   0.59     $   1.51     $   2.21
                                                         ========     ========     ========
    Earnings per common share, assuming dilution.......  $   0.57     $   1.47     $   2.09
                                                         ========     ========     ========

                            See Accompanying Notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1997          1996         1995
                                                           ---------     --------     ---------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................  $  11,861     $ 30,001     $  42,465
Adjustments to reconcile net income to cash provided by
  operating activities:
  Depreciation...........................................     63,750       48,315        27,214
  Loss from disposition of equipment.....................         50          100           386
  Deferred income taxes..................................     (2,229)       3,811         4,794
  Changes in assets and liabilities:
     Accounts receivable.................................     (2,238)      13,666        (5,640)
     Inventories.........................................      1,501       (6,317)       (7,171)
     Prepaid expenses, and other assets..................        201        5,000        (9,956)
     Accounts payable....................................     (4,053)      (7,421)       (2,620)
     Accrued compensation and employee benefits..........        739        2,798         2,068
     Other accrued liabilities and income taxes
       payable...........................................      3,062        1,683         3,322
                                                           ---------     --------     ---------
          Cash provided by operating activities..........     72,644       91,636        54,862

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.....................................    (38,437)    (117,065)      (79,346)
Short-term investments:
  Purchases..............................................   (229,730)     (55,006)     (112,240)
  Proceeds from sales....................................    141,936       45,035        87,121
  Proceeds from maturities...............................    127,304       30,095        33,076
                                                           ---------     --------     ---------
          Cash provided by (used for) investing
            activities...................................      1,073      (96,941)      (71,389)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock..........................      2,956       13,032        16,276
                                                           ---------     --------     ---------
          Cash provided by financing activities..........      2,956       13,032        16,276
                                                           ---------     --------     ---------
Increase (decrease) in cash and cash equivalents.........     76,673        7,727          (251)
Cash and cash equivalents -- beginning of period.........     15,511        7,784         8,035
                                                           ---------     --------     ---------
Cash and cash equivalents -- end of period...............  $  92,184     $ 15,511     $   7,784
                                                           =========     ========     =========
Supplemental disclosures of cash flow information --
Cash paid for:
  Income taxes...........................................  $   1,905     $  9,249     $  12,754
                                                           =========     ========     =========

                            See Accompanying Notes.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                            NET
                                                                                        UNREALIZED
                                            COMMON STOCK        ADDITIONAL              GAIN (LOSS)       TOTAL
                                       ----------------------    PAID-IN     RETAINED       ON        SHAREHOLDERS'
                                         SHARES      AMOUNT      CAPITAL     EARNINGS   SECURITIES       EQUITY
                                       ----------   ---------   ----------   --------   -----------   -------------
                                                                  (DOLLARS IN THOUSANDS)
Balance at January 1, 1995...........  18,499,965   $     185    $122,327    $ 90,909     $  (826)      $ 212,595
Issuance of Common Stock under stock
  option and stock purchase plans,
  including tax benefit of $6,525....     955,662          10      22,791          --          --          22,801
Adjustments to unrealized gains
  (losses) on available-for-sale
  securities, net of tax.............          --          --          --          --       1,003           1,003
Net income...........................          --          --                  42,465          --          42,465
                                       ----------    --------    --------    --------       -----        --------
Balance at December 31, 1995.........  19,455,627         195     145,118     133,374         177         278,864
Issuance of Common Stock under stock
  option and stock purchase plans,
  including tax benefit of $3,455....     672,349           6      16,481          --          --          16,487
Adjustments to unrealized gains
  (losses) on available-for-sale
  securities, net of tax.............          --          --          --          --         (72)            (72)
Net income...........................          --          --          --          --          --          30,001
                                       ----------    --------    --------    --------       -----        --------
Balance at December 31, 1996.........  20,127,976         201     161,599     163,375         105         325,280
Issuance of Common Stock under stock
  option and stock purchase plans,
  including tax benefit of $397......     205,766           2       3,351          --          --           3,353
Adjustments to unrealized gains
  (losses) on available-for-sale
  securities, net of tax.............          --          --          --          --         (12)            (12)
Net income...........................          --          --          --      11,861          --          11,861
                                       ----------    --------    --------    --------       -----        --------
Balance at December 31, 1997.........  20,333,742   $     203    $164,950    $175,236     $    93       $ 340,482
                                       ==========    ========    ========    ========       =====        ========

                            See Accompanying Notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Zilog designs, develops, manufactures and markets application specific standard products (ASSPs) for the data communications, consumer product controller and intelligent peripheral controller markets.

  Principles of consolidation

     The consolidated financial statements include the accounts of Zilog, Inc. and its subsidiaries. All significant transactions and accounts between the Company and these subsidiaries have been eliminated in consolidation.

  Revenue recognition

     Certain of the Company's sales are made through distributors under agreements allowing limited right of return and price protection on merchandise unsold by the distributors. Revenue is recognized at the time of shipment with appropriate reserves provided for returns and price allowances. Royalty income is recognized on a quarterly basis when the income is earned and received from the licensees.

  Foreign currency translation

     All of the Company's subsidiaries use the U.S. dollar as the functional currency. Accordingly, monetary accounts and transactions are remeasured at current exchange rates, and nonmonetary accounts are remeasured at historical rates. Revenues and expenses are remeasured at the average exchange rates for each period, except for depreciation expense which is remeasured at historical rates. Foreign currency exchange gains and (losses) were included in determining results of operations and aggregated $940,000, $(540,000), and $(508,000) for the years ended December 31, 1997, 1996 and 1995, respectively.

  Fair values of financial instruments

     The Company's short-term investments consist primarily of various State and Municipal bonds. Cash and cash equivalents consist primarily of cash in bank accounts and overnight investments in commercial paper. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount (at cost), in the balance sheet for cash and cash equivalents at December 31, 1997 and 1996 were $92,184,000 and $15,511,000 respectively, which approximates fair value, due to their short maturities.

     Short-term investments: The fair values for marketable debt securities are based on quoted market prices. Investments consist primarily of marketable debt securities which are classified as available-for-sale and are carried at fair value. Unrealized gains and losses, net of tax, are reported in shareholders' equity. The cost basis of investments is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

                               DECEMBER 31, 1997

     The following is a summary of available-for-sale securities as of December 31, 1997 and 1996 (in thousands):

                                                                    1997          1996
                                                                  ---------     ---------
                                                                  MUNICIPAL     MUNICIPAL
                                                                    BONDS         BONDS
                                                                  ---------     ---------
        Cost....................................................   $14,011       $53,250
        Gross Unrealized Gains..................................       116           173
        Gross Unrealized (Losses)...............................        --           (11)
                                                                   -------       -------
        Estimated Fair Value....................................   $14,127       $53,412
                                                                   =======       =======

     The gross realized gains and losses on sales for the year ended December 31, 1997, 1996 and 1995 were not significant.

     The maturities for the marketable debt securities at December 31, 1997 and 1996 are shown below (in thousands):

                                                       1997                     1996
                                              ----------------------   ----------------------
                                                          ESTIMATED                ESTIMATED
                                               COST       FAIR VALUE    COST       FAIR VALUE
                                              -------     ----------   -------     ----------
        Due in 1 year or less...............  $14,011      $ 14,127    $30,831      $ 30,921
        Due after 1 year through 3 years....       --            --     22,419        22,491
                                              -------       -------    -------       -------
                                              $14,011      $ 14,127    $53,250      $ 53,412
                                              =======       =======    =======       =======

  Inventories

     Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and consist of the following (in thousands):

                                                             DECEMBER 31,     DECEMBER 31,
                                                                 1997             1996
                                                             ------------     ------------
        Raw materials......................................    $  4,171         $  5,385
        Work-in-process....................................      23,543           23,412
        Finished goods.....................................       5,254            5,672
                                                                -------          -------
                                                               $ 32,968         $ 34,469
                                                                =======          =======

  Property, plant and equipment

     Depreciation is computed using the straight-line method over the estimated economic lives of the assets which are generally five years for machinery and equipment and thirty years for buildings. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic lives of the improvements.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               DECEMBER 31, 1997

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade accounts receivable. By policy, the Company places its investments only with high credit quality financial institutions. Almost all of the Company's trade accounts receivable are derived from sales to electronics distributors and to manufacturers of consumer products, intelligent computer peripherals and products which network computers and peripherals. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

  Stock Awards

     The Company accounts for employee stock awards in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. As stock option grants are issued with an exercise price equal to the fair value of the stock, the Company recognizes no compensation expense for stock option grants. Additionally, as the Stock Purchase Plan qualifies as an "Employee Stock Purchase Plan" under Section 423 of the Code, no compensation expense is recorded. Pro forma information required by FASB Statement No. 123, Accounting for Stock Based Compensation is presented in Note 5, below.

  Earnings per share

     Earnings per common share and earnings per common share, assuming dilution, have been calculated in accordance with FASB Statement No. 128, Earnings per Share. The table below summarizes these calculations as of December 31, 1997, 1996, and 1995 (in thousands except per share amount):

                                                                       YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                                                 1997                            1996                            1995
                                     ----------------------------    ----------------------------    ----------------------------
                                                        PER-SHARE                       PER-SHARE                       PER-SHARE
                                     INCOME    SHARES    AMOUNTS     INCOME    SHARES    AMOUNTS     INCOME    SHARES    AMOUNTS
                                     -------   ------   ---------    -------   ------   ---------    -------   ------   ---------
Net income.........................  $11,861                         $30,001                         $42,465
                                     =======                         =======                         =======
Earnings per Common Share:
  Income available to common
    stockholders...................  $11,861   20,233     $0.59      $30,001   19,896     $1.51      $42,465   19,172     $2.21
                                                          =====                                                           =====
Effect of Dilutive Securities:
  Stock options....................               443                             558                           1,113
                                               ------                          ------                          ------
Earnings per Common Share, assuming
  dilution:
Income available to common
  stockholders and assumed option
  exercises........................  $11,861   20,676     $0.57      $30,001   20,454     $1.47      $42,465   20,285     $2.09
                                     =======   ======     =====      =======   ======                =======   ======     =====

     Options outstanding to purchase approximately 897,000, 2,389,000 and 396,000 shares of common stock for the years ended December 31, 1997, 1996, and 1995, respectively, were not included in the computation of earnings per common share assuming dilution, because the options' exercise price was greater than the average market price of the common shares, and, therefore, the effect would be antidilutive.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income (FAS No. 130) and Statement No. 131. Disclosures About Segments of An Enterprise and Related Information (FAS No.
131). FAS No. 130 establishes rules for reporting and displaying comprehensive income. FAS No. 131 will require the Company to use the "management approach" in disclosing segment information. Both statements are effective for the Company during 1998.

                               DECEMBER 31, 1997

NOTE 2. PROPOSED MERGER

     On July 20, 1997 the Company announced that it would be purchased by TPG Partners II, L.P., subject to the satisfaction of certain conditions prior to closing. The transaction is to be accounted for as a recapitalization, which would result in TPG owning 90.0% of the voting shares. At a Special Meeting of the stockholders held on January 27, 1998, the Agreement and Plan of Merger as amended by Amendments Number One and Number Two, dated November 18, 1997 and December 10, 1997, respectively, was approved. The Merger, subject to completion of the contemplated financing, is expected to be completed by the end of February, 1998. It is not expected that the Company will have publicly-listed shares following the Merger.

     Zilog will utilize approximately $433.4 million of cash to complete the Merger. The sources and uses of funds to consummate the Merger are expected to be as follows (in thousands):

    Sources:
      Senior Secured Notes....................................................  $280,000
      New Equity Contribution.................................................   117,500
      Cash of Zilog...........................................................    35,865
                                                                                --------
              Total...........................................................  $433,365
                                                                                ========

    Uses:
      Payment for Outstanding Shares..........................................  $399,175
      Estimated Payment for Outstanding Stock Options.........................     4,190
      Estimated Fees and Expenses.............................................    30,000
                                                                                --------
              Total...........................................................  $433,365
                                                                                ========

NOTE 3. STATE OF INCORPORATION

     The Company changed the state of incorporation from California to Delaware in May 1997. As a result of that change, no par Common Stock became $.01 par Common Stock under the State of Delaware Corporation laws. All share information has been retroactively adjusted to reflect the $.01 par value.

NOTE 4. EMPLOYEE BENEFIT PLANS

  Employee Performance Incentive Plan

     Under the amended 1987 Employee Performance Incentive Plan (the Incentive
Plan), domestic exempt employees not included in any other Company incentive program are eligible to participate in incentive awards. The Incentive Plan provided for awards of up to 7.5% of pretax profit (as defined) for the periods 1997, 1996 and 1995 dependent upon the attainment of certain operating results. Results of operations were charged approximately $2,421,000, $2,141,000, and $3,893,000 in the years ended December 31, 1997, 1996 and 1995, respectively, under this plan. The Incentive Plan may be continued, discontinued or amended by the Company's Board of Directors.

  Savings Plan

     The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($9,500 for calendar year 1997). The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1 1/2% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan up to a limit set by federal tax law. Matching contributions to the savings plan were approximately $583,000,

                               DECEMBER 31, 1997

$589,000, and $549,000 in 1997, 1996 and 1995, respectively. The discretionary contributions for 1997, 1996 and 1995 were approximately $1,820,000, $2,354,000, and $1,308,000, respectively.

NOTE 5. SHAREHOLDERS' EQUITY

  Stock purchase plan

     During 1990, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan") allowing eligible employees to purchase shares of the Company's Common Stock. The total number of shares of Common Stock authorized for issuance under the plan is 600,000. All full-time employees of the Company are eligible to participate, subject to certain limited exceptions. The Stock Purchase Plan provides a means for the Company's employees to purchase stock through payroll deductions of up to 10% of their gross compensation. The purchase price for shares offered under the Stock Purchase Plan is equal to 85% of the lower of the closing price of the Common Stock on the first day of the six month offer period, or the last day of the six month offer period. Shares purchased under the Plan were 92,898, 65,087 and 47,875 in 1997, 1996 and 1995, respectively. Subscriptions of the Stock Purchase Plan were suspended after the expiration in October, 1997 of the six month offer period. Upon completion of the Merger, the Plan will be terminated.

  Stock Option Plans

     The Zilog New Employee and Employee Promotion Common Share Option Plan (the "1989 Option Plan") and The Zilog Employee Common Share Option Plan (the "1990 Option Plan") expired during 1995, and no further stock options may be granted under these plans. In April 1994, the 1994 Long-Term Stock Incentive Plan (the "1994 Option Plan") was adopted, effective January 1, 1994.

     Under the 1994 Option Plan, the Company may grant to eligible employees: restricted shares, stock units, incentive stock options, nonqualified stock options or stock appreciation rights, to purchase up to a total of 3,542,208 shares as of December 31, 1997. The exercise price for incentive stock options, nonqualified stock options and stock appreciation rights will be determined by the Board of Directors. Under the terms of the plan, restricted shares and stock units may be awarded to eligible employees at no cost. No options have been granted since July 1997. Upon completion of the Merger, the 1994 Option Plan will be terminated.

     Options under the plans generally vest 25% at the end of one year from the date of grant and 25% on each anniversary of the grant date thereafter. Eligible employees under the option plans are new employees and employees at certain position classification levels within the Company. Effective January 1, 1995 and on each January 1 thereafter for the remaining term of the Plan, an additional 1,000,000 Common Shares shall be reserved for award as Restricted Shares, Stock Units, Options and SARs. Any Common Shares that have been reserved but not awarded as Restricted Shares, Stock Units, Options and SARs during any calendar year shall not remain available for award in any subsequent calendar year. All options granted have 10 year terms.

     Shares granted and cancelled for 1996, include a Stock Option Replacement offered by the Company to existing grant holders of unexercised shares of the 1994 plan which were granted prior to October 18, 1996. Under the terms of the Stock Option Replacement offer, 2,494,352 shares were cancelled and re-granted at the market value of the common stock, at the election of the grant holder. These new grants are not otherwise exercisable for one year from the date of the stock option replacement on November 6, 1996, but with the same vesting schedule and expiration date of the original grants.

                               DECEMBER 31, 1997

     The following table summarizes activity under the 1989, 1990 and 1994 Option Plans:

                                                                     OPTIONS OUTSTANDING
                                                   SHARES       ------------------------------
                                                 AVAILABLE                       PRICE PER
                                                 FOR GRANT       SHARES            SHARE
                                                 ----------     ---------     ----------------
    Balance at December 31, 1994...............     433,182     4,662,860      $ 0.13 - $35.25
    Shares reserved............................   1,000,000            --                   --
    Granted....................................  (1,644,600)    1,644,600      $29.75 - $47.75
    Exercised..................................          --      (907,787)     $ 0.13 - $35.25
    Cancelled..................................     248,913      (549,149)     $ 2.67 - $47.75
                                                 ----------     ---------
    Balance at December 31, 1995...............      37,495     4,850,524      $ 0.13 - $47.75
                                                 ==========     =========

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1997 and 1996 follows:

                                                   SHARES         OPTIONS
                                                 AVAILABLE        SHARES        WEIGHTED-AVERAGE
                                                 FOR GRANT      OUTSTANDING      EXERCISE PRICE
                                                 ----------     -----------     ----------------
    Balance at January 1, 1996.................      37,495       4,850,524          $27.12
    Shares reserved............................   1,000,000              --              --
    Granted....................................  (3,598,502)      3,598,502          $25.56
    Exercised..................................          --        (607,262)         $19.12
    Cancelled..................................   2,561,007      (3,171,491)         $33.16
                                                 ----------      ----------         -------
    Balance at December 31, 1996...............          --       4,670,273          $20.67
    Shares reserved............................   1,000,000              --              --
    Granted....................................    (916,800)        916,800          $22.84
    Exercised..................................          --        (112,868)         $12.89
    Cancelled..................................     (83,200)       (330,872)         $21.79
                                                 ----------      ----------         -------
    Balance at December 31, 1997...............          --       5,143,333          $21.11
                                                 ==========      ==========         =======

                                                  OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                                  ---------------------------------------------------   ----------------------------
                                                WEIGHTED AVERAGE        WEIGHTED                         WEIGHTED
            RANGE OF                NUMBER          REMAINING            AVERAGE          NUMBER         AVERAGE
       EXERCISABLE PRICES         OUTSTANDING   CONTRACTURAL LIFE   EXERCISABLE PRICE   EXERCISABLE   EXERCISE PRICE
                                  -----------   -----------------   -----------------   -----------   --------------
At December, 1997:
$ 0.1333 - $10.00                    180,543           2.93             $    5.68           180,543      $   5.68
$10.6666 - $20.00                  2,531,803           7.80             $   19.36         1,359,443      $  18.83
$20.1666 - $30.00                  2,163,289           7.26             $   22.91         1,092,026      $  22.44
$30.1250 - $47.75                    267,698           7.42             $   33.53           168,609      $  32.55
                                   ---------                             --------         ---------      --------
$ 0.1333 - $47.75                  5,143,333           7.38             $   21.11         2,800,621      $  20.22
                                   =========                             ========         =========      ========

     The weighted average fair value of options granted in 1997, 1996 and 1995 were $8.52, $9.23 and $12.26 per share, respectively.

  Pro forma Stock Based Compensation

     Pro forma information regarding net income and earnings per share is required by FASB Statement 123, which also requires that the information be determined as if the Company has accounted for its employee options granted subsequent to December 31,1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant utilizing a Black-Scholes option pricing model with a multiple option approach. The following weighted-average assumptions for 1995, 1996, and 1997, respectively,

                               DECEMBER 31, 1997

were used: risk-free interest rates (annual average) of 6.4%, 5.5%, and 6.1%; dividend yields of zero; volatility factors of the expected market price of the Company's common stock of .40, .67, and .47; and a weighted-average expected life of the option of 4.5 years.

     To comply with the pro forma reporting requirements of FAS No. 123 for stock awards granted under the employee stock purchase plan, compensation cost is estimated for the fair value of the employees' purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 1995, 1996, and 1997; dividend yield of 0.0%; an expected life ranging up to .5 years; expected volatility factor of .42, .61, and .48; and a risk free interest rate of 6.1%, 5.4%, and 6.0%. The weighted average fair value of those purchase rights granted in March 1995, September 1995, March 1996, September 1996 and March 1997 were $3.75, $3.59, $3.54, $5.62 and $5.93, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in managements opinion, the existing models do not necessarily provide a reliable, single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the expense amortization of the options' fair value is allocated over the options' vesting period (4 years). The Company's pro forma information follows (in thousands except for earnings per share information):

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1997       1996        1995
                                                             ------     -------     -------
    Pro forma net income...................................  $2,012     $10,413     $36,957
    Pro forma earnings per common share....................  $ 0.10     $  0.52     $  1.93
    Pro forma earnings per common share, assuming
      dilution.............................................  $ 0.10     $  0.52     $  1.86

     For pro forma disclosure in accordance with FAS No. 123, the 1996 Stock Option Replacement offer options were treated as a modification of an award. Any additional compensation arising from the modification is recognized over the remaining vesting period of the new grant. FAS No. 123 is effective for options granted by the Company commencing January 1, 1995. All options granted before January 1, 1995 have not been valued and no pro forma compensation expense has been recognized. However any option granted before January 1, 1995 that was repriced in 1996 is treated as a new grant within 1996 and valued accordingly. In addition, as compensation expense is recognized over the vesting period of the option, which is typically four years, and pro forma disclosure is only required commencing with 1995, the initial impact on pro forma income may not be representative of pro forma compensation expense in future years. However, upon completion of the Merger, all options will be cancelled and all existing option plans terminated.

                               DECEMBER 31, 1997

NOTE 6. INCOME TAXES

     The provision for income taxes is as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1997        1996        1995
                                                            -------     -------     -------
    Federal:
      Current.............................................  $ 3,036     $10,076     $15,998
      Deferred............................................   (1,949)      3,360       4,074
                                                            -------     -------     -------
                                                              1,087      13,436      20,072
    State:
      Current.............................................      565         966       1,478
      Deferred............................................       55         636         684
                                                            -------     -------     -------
                                                                620       1,602       2,162
    Foreign:
      Current.............................................    1,593       1,302       1,148
      Deferred............................................     (335)       (185)         36
                                                            -------     -------     -------
                                                              1,258       1,117       1,184
                                                            -------     -------     -------
      Provision for income taxes..........................  $ 2,965     $16,155     $23,418
                                                            =======     =======     =======

     The tax benefits associated with the exercise of stock options reduce taxes currently payable as shown above by $397,000, $3,455,000, and $6,525,000 in 1997, 1996 and 1995 respectively. Such benefits are credited to additional paid-in-capital when realized.

     Pretax income from foreign operations was $5,309,000, $4,678,000, and $3,901,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Unremitted foreign earnings to be indefinitely reinvested outside the United States and on which no deferred taxes have been provided, amounted to approximately $17,500,000 at December 31, 1997. If such amounts were remitted, the residual U.S. tax liability (net of foreign tax credits), would be approximately $3,000,000.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1997       1996        1995
                                                             ------     -------     -------
    Computed expected provision............................  $5,189     $16,155     $23,059
    State tax, net of federal benefit......................     403       1,042       1,405
    Tax exempt interest income.............................    (721)       (745)       (710)
    Foreign rates less than the federal rate...............    (838)       (791)       (206)
    Research and development credits.......................    (921)       (572)       (682)
    Other..................................................    (147)      1,066         552
                                                             ------     -------     -------
                                                             $2,965     $16,155     $23,418
                                                             ======     =======     =======

                               DECEMBER 31, 1997

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
    Deferred tax liabilities:
      Tax over book depreciation...................................  $(18,599)    $(16,046)
      Valuation of investment portfolio............................       (59)         (57)
                                                                     --------     --------
                                                                      (18,658)     (16,103)
    Deferred tax assets:
      Inventory valuation adjustment and reserves..................     4,105        4,106
      Accruals not currently deductible............................     1,975        2,297
      Alternative minimum tax credits..............................     3,186           --
      Prepaid expenses and other...................................     2,183          537
                                                                     --------     --------
                                                                       11,449        6,940
                                                                     --------     --------
      Net deferred tax liabilities.................................  $ (7,209)    $ (9,163)
                                                                     ========     ========

     At December 31, 1997 the Company had alternative minimum tax credit carryforwards of approximately $3,186,000 which may be carried forward indefinitely.

NOTE 7. COMMITMENTS AND CONTINGENCIES

     The Company leases certain of its facilities under noncancelable operating leases which expire in 1998 through 2004. The Company is currently negotiating a new office lease which will start May 1, 1998 for Campbell headquarters and expects to have the lease signed by the end of February, 1998. The facilities lease agreements generally provide for base rental rates which increase at various times during the terms of the leases and also provide for renewal options at fair market rental value.

     Minimum future payments under these noncancelable operating leases at December 31, 1997 are as follows (in thousands):

            1998........................................................  $1,390
            1999........................................................     534
            2000........................................................     418
            2001........................................................     340
            2002........................................................     280
            Thereafter..................................................     296
                                                                          ------
                                                                          $3,258
                                                                          ======

     Total rental expense, including month-to-month rentals, was $2,875,000, $2,778,000, and $2,732,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Company are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Company's Common Stock between June 30, 1997 and November 20, 1997 (the "Class Period"). The complaint alleges that the Company and certain of its executive officers made false and misleading statements regarding the Company that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Company believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance

                               DECEMBER 31, 1997

that the Company will prevail in its defense of the lawsuit or that any judgment against the Company will not be material.

     The Company is participating in other litigation and responding to claims arising in the ordinary course of business. The Company intends to defend itself vigorously. The Company believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company, although there can be no assurance in this regard.

NOTE 8. GEOGRAPHIC INFORMATION

     The Company operates in one industry segment and is primarily engaged in the design, development, manufacturing and marketing of application specific standard semiconductor products. The Company sells its products to system manufacturers in a broad range of industries. During the period ending December 31, 1996 one customer, Lucent Technologies, represented 12.8% of sales or approximately $38,000,000. No single customer accounted for more than 8.5% of sales during the years ended December 31,1997 and 1995.

     Export sales to unaffiliated customers located outside the United States, expressed as a percentage of consolidated sales, consist of the following:

                                                                  1997     1996     1995
                                                                  ----     ----     ----
        Far East................................................   42%      42%      40%
        Europe..................................................   10        9       10
        Other...................................................    7        5        7
                                                                           -- -     -- -
                                                                  ---
                                                                   59%      56%      57%
                                                                  ===      ===      ===

     The Company's operating results are subject to the risks inherent in international sales and purchases, including, but not limited to various regulatory requirements, political and economic changes and disruptions, transportation delays, foreign currency fluctuations, export/import controls, tariff regulations, higher freight rates, difficulties in staffing and managing foreign sales operations, greater difficulty in accounts receivable collection, and potentially adverse tax consequences. Duty, tariff and freight costs can materially increase the cost of crucial components for the Company's products. Foreign exchange fluctuations may render the Company's products less competitive relative to locally manufactured product offerings, or could result in foreign exchange losses. The Company remains subject to the transaction exposures that arise from foreign exchange movements between the dates foreign currency export sales or purchase transactions are recorded and the dates cash is received or payments are made in foreign currencies. There can be no assurance that the Company's current or any future currency exchange strategy will be successful in avoiding exchange related losses or that any of the factors listed above will not have a material adverse effect on the Company's business, financial condition and results of operations.

                               DECEMBER 31, 1997

     The Company's operations outside the United States consist of two assembly plants in the Philippines and sales offices in certain foreign countries. Domestic operations are responsible for the design, development and wafer fabrication of all products, as well as the coordination of production planning and shipping to meet world-wide customer commitments. The Philippine assembly plants are reimbursed in relation to value added during assembly, and the foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate revenues or operating profits for the assembly and foreign sales operations. Identifiable assets by geographic area are as follows (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1997         1996
                                                                 --------     --------
        United States (including corporate assets).............  $353,224     $329,304
        Philippines............................................    60,061       70,388
        Other..................................................     2,354        1,374
                                                                 --------     --------
        Total assets...........................................  $415,639     $401,066
                                                                 ========     ========


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.

              23.1  Consent of Ernst & Young LLP

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 10, 1998

                                       Zilog, Inc.

                                       By /s/ Richard R. Pickard
                                          --------------------------------
                                          Richard R. Pickard
                                          Vice President, General Counsel
                                          and Secretary

                                 EXHIBIT INDEX

Exhibit No.             Description
-----------             -----------

23.1                Consent of Ernst & Young LLP